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As filed with the Securities and Exchange Commission on June 25, 2009

Registration No. 333-156927

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TYCO ELECTRONICS LTD.
(Exact name of registrant as specified in its charter)

Switzerland (State or other jurisdiction of incorporation or organization)	3679 (Primary Standard Industrial Classification Code Number)	98-518048 (I.R.S. Employer Identification Number)

Rheinstrasse 20
CH-8200 Schaffhausen
Switzerland
Telephone: +41 (0)52 633 66 61
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert A. Scott
Executive Vice President and General Counsel
Tyco Electronics Corporation
1050 Westlakes Drive
Berwyn, Pennsylvania 19312
Telephone: (610) 893-9560
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ellen J. Odoner
P.J. Himelfarb
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8000

Approximate date of commencement of proposed sale to the public: Not Applicable.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

 EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 (this "Amendment") to Registration Statement No. 333-156927 (the "Registration Statement"), as amended, is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") by Tyco Electronics Ltd. ("Tyco Electronics"), a Swiss company. Tyco Electronics (as a Swiss company) expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the change of domicile or necessary to keep the Registration Statement from being misleading in any material respect.

        On June 25, 2009, Tyco Electronics effected the "Swiss Continuation" in the manner described in the Registration Statement, by discontinuing its existence as a Bermuda company as provided in Section 132G of The Companies Act 1981 of Bermuda and, according to article 161 of the Swiss Federal Code on International Private Law, continuing its existence under articles 620 et seq. of the Swiss Code of Obligations as a Swiss company. The Swiss Continuation did not result in any change to the registrant's business, management, assets, liabilities or net worth. As a result of the Swiss Continuation, holders of common shares, par value US$ 0.20 per share, of Tyco Electronics (as a Bermuda company) became holders of registered shares, par value CHF 2.60 per share, of Tyco Electronics (as a Swiss company), and their rights as holders of Tyco Electronics registered shares are now governed by the Swiss Code of Obligations and Tyco Electronics' articles of association and organizational regulations (constituting Exhibits 3.1 and 3.2 to this Registration Statement). Tyco Electronics' registered shares continue to be listed on the New York Stock Exchange under the same ticker symbol, "TEL."

        Immediately following completion of the Swiss Continuation, 468,215,574 registered shares were outstanding. Pursuant to the undertaking contained in the Registration Statement, Tyco Electronics hereby removes from registration the remaining 32,052,023 shares that initially had been registered pursuant to the Registration Statement.

 PART II. Information Not Required in the Prospectus

Item 20.    Indemnification of Directors and Officers

        The articles of association and organizational regulations of Tyco Electronics that took effect upon the Swiss Continuation provide as follows:

  •
  Tyco Electronics shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former directors and officers of Tyco Electronics, and their heirs, executors and administrators out of the assets of Tyco Electronics from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or (ii) serving as director or officer of Tyco Electronics, or (iii) serving at the request of Tyco Electronics as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person's duties as director or officer.

  •
  Tyco Electronics shall advance to existing and former directors and officers court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. Tyco Electronics may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the director or officer in question has committed an intentional or grossly negligent breach of his statutory duties as a director or officer.

  •
  Tyco Electronics may procure insurance on behalf of any person who is or was a director, officer, employee or agent of Tyco Electronics, or is or was serving at the request of Tyco Electronics as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by Tyco Electronics, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Tyco Electronics would have the power to indemnify him against such liability. The insurance premiums shall be charged to and paid by Tyco Electronics or its subsidiaries.

Item 21.    Exhibits and Financial Statement Schedules

        The following documents are filed as exhibits hereto:

Exhibit Number	Description
3.1	Articles of Association of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.1 to Tyco Electronics Ltd.'s Current Report on Form 8-K, filed June 25, 2009)
3.2	Organizational Regulations of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.2 to Tyco Electronics Ltd.'s Current Report on Form 8-K, filed June 25, 2009)
5.1	Opinion of Bär & Karrer AG
5.2	Opinion of Appleby
23.1	Consent of Deloitte & Touche LLP

Exhibit Number	Description
23.2	Consent of Bär & Karrer AG (included in Exhibit 5.1)
23.3	Consent of Appleby (included in Exhibit 5.2)
24.1	Power of Attorney*

*
Previously filed

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania, on the 25th day of June, 2009.

TYCO ELECTRONICS LTD.
By:	/s/ TERRENCE R. CURTIN
	Name:	Terrence R. Curtin
	Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons on June 25, 2009 in the capacities indicated below.

Signature	Title
* Thomas J. Lynch	Chief Executive Officer and Director (Principal Executive Officer)
/s/ TERRENCE R. CURTIN Terrence R. Curtin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Robert J. Ott	Senior Vice President and Corporate Controller (Principal Accounting Officer)
* Pierre R. Brondeau	Director
* Ram Charan	Director
* Juergen W. Gromer	Director
* Robert M. Hernandez	Director
* Daniel J. Phelan	Director

Signature	Title
* Frederic M. Poses	Director
* Lawrence S. Smith	Director
* Paula A. Sneed	Director
* David P. Steiner	Director
* John C. Van Scoter	Director

*
The undersigned does hereby sign this Post-Effective Amendment No. 1 to the registration statement on behalf of the above-indicated director or officer of Tyco Electronics Ltd. pursuant to a power of attorney executed by such director or officer.

/s/ ROBERT A. SCOTT Robert A. Scott Attorney-in-fact

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment No. 1 to the registration statement, solely in the capacity of the duly authorized representative of Tyco Electronics Ltd. in the United States, on this 25th day of June, 2009.

By:	/s/ ROBERT A. SCOTT
Robert A. Scott Tyco Electronics Ltd. Executive Vice President and General Counsel

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EXPLANATORY NOTE
PART II. Information Not Required in the Prospectus
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
SIGNATURES
AUTHORIZED REPRESENTATIVE